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	Contact:	Linda Tank (651) 355-5035 linda.tank@chsinc.com

CHS executives announce retirements

INVER GROVE HEIGHTS, Minn. (October 6, 2010) – Three senior executives of CHS Inc., a leading energy and grain-based foods company, announced today plans to retire by the end of calendar 2010.

Leon Westbrock, executive vice president and chief operating officer-Energy, and Tom Larson, executive vice president-Business Solutions, will retire on October 29. John Schmitz, executive vice president and chief financial officer, will retire on December 31.

CHS President and Chief Executive Officer John Johnson has announced his retirement effective December 31. The search committee of the CHS Board of Directors remains on track with its comprehensive process to name a new CEO, with an announcement expected prior to the farmer-owned cooperative’s annual meeting Dec. 2-3, 2010.

“This a time of transition for CHS that we have anticipated with considerable preparation,” Johnson said. “Our comprehensive talent development efforts have provided the company with candidates with the depth of experience and leadership skills to succeed these individuals. The company has a clear strategic direction, developed with involvement from dozens of members of the current management team, all of which will enable the company to pursue its long-term goals and continue adding value for its stakeholders.

“And, in making their personal decisions to retire, Leon, Tom and John also recognize that it is in the best interest of the company and its stakeholders to enable the new CEO to name their own leadership team.”

Combined, the retiring executives represent nearly a century of service to CHS and its farmer, rancher and member cooperative owners.

•	Westbrock, 63, joined the former Cenex in 1976 in merchandising and managed local cooperatives in North Dakota and Minnesota. He returned to Cenex to hold various positions, including lubricants manager, director of retailing and executive vice president of energy. He chairs the National Cooperative Refinery Association Board and in 2009 was named Agribusiness Leader of the Year by the National AgriMarketing Association.

•	Larson, 62, worked as an agriculture teacher before joining the former Cenex agronomy sales staff, later managing the local cooperative at Hoffman, Minn. He returned to the regional co-op in 1978 and held positions in marketing and planning, was director and later vice president of Agronomy Services for the former for Cenex/Land O’Lakes Agronomy Company, and led the former Cenex Supply and Marketing retail unit. He assumed his current position in 2005 and serves on the boards of Ag States Group, Cofina Financial LLC, Country Hedging Inc. and Norick. He is a recipient of the Honorary American FFA Degree.

•	Schmitz, 59, joined Harvest States in 1974 and held a number of accounting and finance positions within the company, including divisional controller positions in business solutions, country operations and grain marketing. In 1986, he was named vice president and controller of Harvest States, and served in that position until the merger with Cenex. In May 1999, Schmitz was named chief financial officer for CHS. He serves on the boards of directors of the National Cooperative Refinery Association and Multigrain AG.

CHS Inc. (www.chsinc.com) is a diversified energy, grains and foods company committed to providing the essential resources that enrich lives around the world. A Fortune 100 company, CHS is owned by farmers, ranchers and cooperatives, along with thousands of preferred stockholders across the United States. CHS supplies energy, crop nutrients, grain, livestock feed, food and food ingredients, along with business solutions including insurance, financial and risk management services. The company operates petroleum refineries/pipelines and manufactures, markets and distributes Cenex® brand refined fuels, lubricants, propane and renewable energy products. CHS is listed on the NASDAQ at CHSCP.

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This document contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 that are based on management’s current expectations and assumptions. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. The company undertakes no obligations to publicly revise any forward-looking statements to reflect future events or circumstances. For a discussion of additional factors that may materially affect management’s estimates and predictions, please view the CHS Inc. annual report filed on Form 10-K for the year ended Aug. 31, 2009, which can be found on the Securities and Exchange Commission web site (www.sec.gov) or on the CHS web site www.chsinc.com.